Exhibit 10.5

EXECUTIVE EMPLOYMENT AGREEMENT

William B. Stilley, III

This Executive Employment Agreement (this “Agreement”) is effective as of December 6, 2010 (the “Effective Date”), between ADial Pharmaceuticals, LLC, a Virginia limited liability company (the “Company”), and William B. Stilley, III (“Executive”).

RECITALS:

A.      The Board of Directors of the Company (the “Board”), as defined in the Company’s Operating Agreement dated November 23, 2010 (the “Operating Agreement”), believes that it is in the best interests of the Company and its Members to employ and compensate Executive in return for his diligent service to the Company.

B.       The Company and Executive wish to enter into this Agreement for the benefit of the Company, its Members and Executive.

AGREEMENT:

In consideration of the promises and undertakings set forth herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Company and Executive agree as follows:

1.	Certain Definitions. For purposes of this Agreement, the following terms denoted by capitalization of initial letters shall have the definitions ascribed below:

(a)	“Annual Salary” means the greater of (i) two hundred ten thousand dollars ($210,000); or (ii) the highest gross annual salary rate payable to Executive by the Company, any wholly owned subsidiary of the Company or any Successor (as defined herein) prior to the effective date of termination of this Agreement.

(b)	“Cause” shall be determined by majority vote of the Board, in good faith, and shall mean: (A) Executive’s - continued failure to substantially perform Executive’s duties with the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental illness, or any actual or anticipated failure of Executive’s performance after the Company’s issuance of a notice of termination or Executive’s issuance of a notice of termination for Good Reason), after a written demand for substantial performance is delivered to Executive by the Board, which demand specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive’s duties, and after receipt of which demand Executive shall have had a thirty (30) day period within which to cure such failure; (B) Executive’s - misconduct which is demonstrably and materially injurious to the Company, monetarily or otherwise; or (C) Executive’s felony conviction for a violation of a criminal law. Without limitation to the foregoing, “Cause” does not include acts or omissions attributable to bad judgment or negligence, unless due to, habitual and continued bad judgment or negligence.

(c)	“Employment Date” means the date Executive reports for work with the Company as shown below the signature block of this Agreement.

(d)	“Good Reason” means, without Executive’s express written consent, the occurrence of any of the following events:

(i)	the assignment to Executive of duties neither appropriate for a senior level executive of an entity like the Company, or the assignment to Executive of any duties that Executive believes in good faith to entail a substantial increase in Executive’s exposure to potential personal liability (whether or not indemnifiable by the Company) or a substantial increase in occupational risk to Executive’s personal health or safety; or

(ii)	a reduction by the Company in Executive’s salary without Executive's consent: or

(iii)	the failure by the Company, without Executive’s consent, to pay to Executive any portion of Executive’s salary, bonus, or any compensation due to Executive under any deferred compensation program, or to pay any benefit under any employee compensation, benefit or welfare plan then in effect, within ten (10) business days of the date such compensation or benefit is due; or

(iv)	the failure by the Company to provide Executive with vacation and related benefits (or compensation in lieu thereof) to which Executive is entitled under this Agreement; or

(v)	the assignment of Executive without Executive's consent, to an office or location more than one hundred twenty (120) miles from the City of Charlottesville , Virginia (other than on a temporary basis not exceeding on average five (5) days per month in any three (3) month period); or

(vi)	the breach by the Company of this Agreement;

provided, however, that none of the events set forth in foregoing clauses (i) - (vi) will constitute “Good Reason” unless and until Executive provides the Company with written notice of the event and thirty (30) days to cure or remedy such event, except that if after any such event is cured once and it reoccurs, or if any of the foregoing events occur after more than three distinct non-recurring events are cured, no notice and opportunity to cure or remedy will be required before such event constitutes Good Reason.

(e)	“Material Transaction” means the consummation of any of the following: (A) any transaction or series of related transactions by the Company or its equity holders in which a majority of the Company’s voting power is transferred to one or more persons or entities who were not previously equity holders of the Company, (B) any merger or consolidation of the Company with or into any other entity, after which the Members of the Company do not hold, either directly or indirectly, a majority of the voting equity of the surviving entity, (C) the sale, conveyance, exclusive license or other disposition of a material portion of the business and/or assets of the Company to a non-affiliated entity (it being agreed, by way of illustration and not limitation, that the sale, conveyance, exclusive license or other disposition of either, or both, of the Company’s drug candidates currently designated as AD/04 and AD/01 to a non-affiliated entity shall constitute a Material Transaction).

(f)	“Membership Units” shall as such term is defined in the Operating Agreement.

(g)	“Nondisclosure Agreement” shall have the meaning stated in Section 13 below.

(h)	“Personal Items” shall have the meaning stated in Section 5(c) below.

(i)	“Right of Repurchase” shall have the meaning stated in Section 10 below.

(j)	“Successor” shall mean any person, firm, corporation or other business entity which at any time, whether by purchase, merger, consolidation or otherwise, directly or indirectly, acquires all or substantially all of the business and/or assets of the Company.

(k)	“Term” shall have the meaning stated in Section 2 below.

2.	Term. Unless earlier terminated as provided herein, the initial term of this Agreement will commence on the Effective Date and continue for a period of one year from the Effective Date; provided, however, that commencing on such one-year anniversary date and on each annual anniversary of such date thereafter, the term of this Agreement will automatically be renewed for additional one (1) year terms unless, not later than thirty (30) days prior to the end of the initial term or any renewal term, either party has given written notice to the other party that it does not wish to renew this Agreement. Notwithstanding the foregoing, it is understood and agreed that in the event this Agreement is terminated as a result of the Company or any Successor giving such notice of non-renewal, the Company’s or such Successor’s obligations under Sections 7 and 8 shall survive and be enforceable under the terms hereof to the same extent as if this Agreement remained in effect. The initial term of this Agreement and all renewals thereof are referred to herein as the “Term.”

3.	Positions. The Company hereby employs Executive and Executive hereby accepts employment effective as of the Effective Date. During the Term, Executive shall serve as a member of the Board, as described in the Operating Agreement; and, commencing on the Employment Date and during the Term, Executive shall serve as Chief Executive Officer of the Company, as described in the Operating Agreement.

4.	Salary and Bonus.

(a)	Salary. Effective as of the Employment Date, Executive’s Annual Salary will be Two Hundred Ten Thousand Dollars ($210,000), which Annual Salary may be increased from time to time by the Board; provided, however, that from the Employment Date until the occurrence of the Milestone Bonus Trigger, all amounts payable as Annual Salary which exceed $60,000 (on an annual basis) (the “Milestone Bonus Amounts”) shall not be paid to Executive, but will accrue, interest free. All such accrued amounts shall be paid to Executive on the Company’s next regular payroll date following the occurrence of the Milestone Bonus Trigger, and thereafter Executive shall be paid based on Executive’s full annual base salary rate. The “Milestone Bonus Trigger” shall mean the earliest to occur of the following events:

(i)	The Company or its members, in a single transaction or a series of transactions, receives at least One Million Dollars ($1,000,000.00) in aggregate gross proceeds, including, without limitation, through the issuance of equity interests, debt, cancellation of indebtedness, or sale of assets;

(ii)	The consummation of a Material Transaction;

(iii)	A liquidation or dissolution of the Company.

In the event Executive’s employment is terminated for any reason by the Company or by Executive prior to the occurrence of the Milestone Bonus Trigger, Executive shall forfeit all rights to receive the Milestone Bonus Amounts.

(b)	Bonuses; Six-Month Review. Six (6) months after the Effective Date, the Board (or its designated subcommittee) will review Executive’s performance and will establish a bonus and equity plan (including without limitation, an annual bonus plan) for Executive commensurate with such plans customarily established for executives with similar responsibilities and performance. Additionally, Executive shall be eligible to participate in all bonus or similar incentive plans adopted from time to time by the Board. Any bonuses awarded to Executive, unless otherwise specifically provided by the Board or committee administering such plan or program, shall be paid no later than March 15 of the year following the year in which such bonus was earned.

5.	Benefits and Personal Items.

(a)	Health Insurance and other Benefits. Commencing on the Employment Date and during the Term, the Company will provide comprehensive health insurance for Executive and his immediate family and dependents. Additionally, Executive will be entitled to receive any other benefits, and participate in any other retirement, profit sharing, life insurance, disability insurance and other benefit plans as may be offered by the Company to its senior executives or other employees as of the Effective Date or thereafter.

(b)	Vacation, Personal Days, Sick Days, and Holidays. During the Term, Executive will be entitled to twenty (20) days of paid vacation per year, two (2) paid personal days per year and ten (10) paid sick days per year. Additionally, the Company will establish a holiday schedule of not less than ten (10) holidays per fiscal year. Upon termination of Executive’s employment, the Company shall pay Executive an amount equal to any accrued but unused vacation within thirty (30) days of such termination.

(c)	Personal Items. During the Term, the Company will provide Executive with a (i) personal laptop computer, (ii) a personal digital assistant and (iii) a cell phone (items (ii) and (iii) may be one item) (collectively the “Personal Items”). The Company agrees that it is in the Company’s best interests to allow Executive to use the Personal Items for Executive’s personal use and Executive is authorized to do so. Notwithstanding any provision to the contrary herein, in the Nondisclosure Agreement or in any other agreement between the Company and Executive, the Company acknowledges and agrees that any such personal information, data, software or other material contained in or stored on any of the Personal Items (“Personal Materials”) shall be and remain the sole property of Executive. The Company agrees that the Personal Materials shall be deemed the confidential information of Executive and the Company shall not review, access or disclose any of such Personal Materials without the prior written consent of Executive. Further, the Company agrees that upon termination of Executive’s employment for any reason, Executive shall be entitled to retain all Personal Materials (and if returning the Personal Items to the Company upon termination, remove all Personal Materials from the Personal Items prior to return) and a copy of Executive’s calendar and contacts, whether residing or stored on the Personal Items or otherwise.

6.	Business Expenses. The Company shall pay, or reimburse Executive for all reasonable expenses incurred by Executive related to conduct of the business of the Company; provided that the Executive complies with the Company’s reasonable policies for the reimbursement or advancement of business expenses that are now or hereafter in effect.

7.	Termination. This Agreement and Executive’s employment by the Company shall or may be terminated, as the case may be, as follows:

(a)	Termination upon Expiration of the Term. This Agreement and Executive’s employment by the Company shall terminate upon the expiration of the Term if either party provides written notice of non-renewal pursuant to Section 2 hereof.

(b)	Termination by Executive. Executive may terminate this Agreement and his employment by the Company (i) for Good Reason, or (ii) otherwise at any time and for any reason upon sixty (60) days’ notice to the Company.

(c)	Termination by the Company. The Company may terminate this Agreement and Executive’s employment by the Company upon notice to Executive (or his personal representative (as applicable): (i) at any time and for any reason upon written notice to Executive; (ii) for Cause; (iii) upon Executive’s death in which case this Agreement shall terminate immediately; provided that such termination shall not prejudice any benefits payable to Executive’s heirs or beneficiaries which are fully vested as of the date of death and provided further that all “Membership Units” in the Company previously issued to Executive that would have been released from the Right of Repurchase over the next six (6) months of Executive’s employment will immediately become fully released from such Right of Repurchase as of the date of termination; or (iv) if Executive is “permanently disabled” in which case this Agreement shall terminate immediately; provided that such termination shall not prejudice any benefits payable to Executive, Executive’s spouse or beneficiaries which are fully vested as of the date of the termination of this Agreement and provided further that all restricted Membership Units in the Company previously issued to Executive that would have been released from the Right of Repurchase over the next six (6) months of Executive’s employment will immediately become fully released from such Right of Repurchase as of the date of termination. For purposes of this Agreement, Executive shall be considered “permanently disabled” when a qualified medical doctor mutually acceptable to the Company and Executive or Executive’s personal representative shall have certified in writing that: (A) Executive is unable, because of a medically determinable physical or mental disability, to perform the essential functions of Executive’s job, with or without a reasonable accommodation, for more than one hundred and eighty (180) calendar days measured from the last full day of work; or (B) by reason of mental or physical disability, it is unlikely that Executive will be able, within one hundred and eighty (180) calendar days, to resume the essential functions of Executive’s job, with or without a reasonable accommodation, and to otherwise discharge Executive’s duties under this Agreement. Executive shall continue to be compensated as otherwise provided herein during such 180-day period, except that any compensation due to Executive may be reduced by the amount of disability income, if any, provided by a Company sponsored disability plan.

8.	Company Obligations upon Termination.

(a)	If Executive’s employment with the Company (A) is terminated: (i) by the Company for Cause, (ii) by the Company pursuant to Section 7(c)(iii) or (iv), or (iii) by Executive pursuant to Section 7(b)(ii); or (B) if Executive elects not to renew the Term, the Company shall have no further obligations hereunder other than the payment of all compensation and other benefits accrued or payable to Executive through the date of such termination which shall be paid on or before the Company’s next regularly scheduled payday unless such amount is not then-calculable, in which case payment shall be made on the first regularly scheduled payday after the amount is calculable.

(b)	If Executive’s employment with the Company (A) is terminated: (i) by the Company without Cause or (ii) by Executive for Good Reason; or (B) if the Company elects not to renew the Term, Executive shall receive from the Company:

(i)	An amount equal to the sum of (A) Executive’s then-current Annual Salary (as defined in Section 1(a)) and (B), payable in twelve (12) equal monthly installments on the first business day of each calendar month following the month in which termination of employment occurs;

(ii)	Payment of health, dental insurance premiums for Executive and his family under the Company’s then existing group health plan(s), for a period of eighteen (18) months following termination. In the event Executive and his family shall, for any reason, no longer be eligible participants, Executive shall be entitled, for each remaining month of such 18-month benefit, to payment of the amount of the gross aggregate monthly premium(s) last paid for Executive and his family under such plan(s). Such amount may be paid monthly or in one lump sum, at the Company’s discretion. Executive shall be responsible for any taxes due on such payments;

(iii)	Without any further payment from Executive, Executive’s Company-owned Personal Items. Executive may, at Executive’s option within 14 days after termination, return the cellular phone to the Company, in which event the Company shall pay any termination or other fees related to the cellular phone or the cellular phone plan; and

(iv)	The immediate lapsing of six (6) months of the Company’s Right of Repurchase.

9.	Excise Tax. If Executive on the date of Executive’s termination of employment is a “specified employee” (as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder (“Section 409A”)), notwithstanding the provisions of Section 8, if and solely to the extent required in order to avoid the imposition on Executive of any excise tax under Section 409A, the payment of any severance or other payments under Section 8 shall not commence until, and shall be made on, the first business day after the date that is six (6) months following the date of Executive’s termination of employment, and in such event the initial payment shall include a catch-up amount covering amounts that would otherwise have been paid during the six-month period following Executive’s termination date.

10.	Membership Interests; Right of Repurchase. As of the Effective Date, Executive has purchased and owns 700,000 Membership Units. The Company shall have a right of repurchase (the “Right of Repurchase”) with respect to 560,000 of such Membership Units (the “Remaining Units”). The Right of Repurchase shall lapse according to the following schedule: the Remaining Units shall become fully released from the Right of Repurchase at the rate of 1/48th of such Remaining Units per month commencing on the Effective Date, such that all of the Remaining Units shall be released from the Right of Repurchase on the fourth annual anniversary of the Effective Date. In addition, the Right of Repurchase shall lapse on an accelerated basis as to 100% of the Remaining Units upon the consummation of a Material Transaction or upon a liquidation or dissolution of the Company. If Executive’s employment is terminated for any reason prior to the expiration of the Right of Repurchase, the Company shall have the right to repurchase such of the Remaining Units as are subject to the Right of Repurchase as of the date of termination for the original amount of $0.00001 per Membership Unit paid by Executive for such Remaining Units to be repurchased. The Company shall deliver written notice (the “Notice”) to Executive within sixty (60) days of termination of employment of its election to exercise such Right of Repurchase as to the Remaining Units still subject to the Right of Repurchase; otherwise the Right of Repurchase shall expire at the end of such 60-day period. If Company delivers the Notice, then the units will be purchased by the Company on the date -twelve (12) months after such Notice (the “Purchase Date”). If a Material Transaction occurs before the Purchase Date, then the Right of Repurchase shall lapse for any and all Remaining Units and Executive shall retain ownership of all Membership Units owned by Executive at the time of Executive’s termination.

11.	No Obligation to Mitigate. Executive will not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor will the amount of any payment or benefit provided for in this Agreement be reduced by any compensation or benefit earned by Executive as the result of employment by another employer, by retirement benefits, by offset or otherwise; provided, that payments by a Successor designated as payments under this Agreement will be credited against the obligations under this Agreement whether or not the paying entity is the Company.

12.	Section 409A. To the extent that any provision of this Agreement is subject to Section 409A, such provision is intended to comply with Section 409A. Deferral or acceleration of any payment contemplated by this Agreement which is subject to Section 409A is strictly prohibited unless specifically permitted by Section 409A; Executive’s rights to any payments subject to Section 409A are not subject to anticipation, alienation, sale, transfer, pledge, encumbrance, attachment or garnishment and, where applicable, may only be transferred by will or the laws of descent and distribution; and to the fullest extent permitted by law, each payment and payment rights hereunder shall be treated as a separate payment for purposes of Section 409A.

13.	Nondisclosure and Inventions Assignment. Prior to this Agreement becoming effective, Executive will execute the Company’s standard Employee Nondisclosure and Assignment of Inventions Agreement (“Nondisclosure Agreement”), a copy of which is attached to this agreement as Exhibit A.

14.	Withholding. Notwithstanding any withholding policy or procedure which the Company may have adopted or may adopt with respect to withholding from distributions paid to Executive as a Member of the Company, the Company or its Successor shall be entitled to reduce any payments due hereunder by normal withholdings required by law.

15.	Indemnification. The Company shall indemnify Executive, to the maximum extent permitted by applicable law, against all costs, damages, liabilities, losses, charges and expenses of any kind incurred or sustained by Executive in connection with any action, suit or proceeding to which Executive may be a party or in which Executive may be a witness by reason of Executive’s being an officer, manager or executive of the Company or any subsidiary or affiliate of or Successor to the Company. If, after the resolution of an action in which Executive is found in a final, non-appealable judgment by a U.S. court of competent jurisdiction to be at fault due to willful misconduct of Executive, then Executive shall reimburse the Company for a reasonable apportionment of reasonable legal fees actually incurred by the Company directly related to defending Executive against such claim. In addition, Executive shall be entitled to full coverage under any directors’ and officers’ liability insurance policy maintained by the Company for one or more officers of the Company or members of the Board, and, to the extent that any indemnification is offered to any employee, officer, director or other agent of the Company, that has any terms that are more broad and/or beneficial to the indemnitee than the above, then the indemnification provided to Executive hereunder will be automatically amended to include such increased terms.

16.	Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement will be in writing and will be deemed to have been duly given when: (a) personally delivered; (b) deposited for next day delivery by Federal Express, or other similar overnight courier services; or (c) three days after being mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the party at its last known address, after reasonable inquiry, provided that all notices to the Company will be directed to the attention of its Secretary, or to such other address as either party may have furnished to the other in writing in accordance herewith.

17.	Survival. Notwithstanding the termination of Executive’s employment, the parties’ rights and obligations shall survive to the extent that any performance is required under this Agreement after the expiration or termination of such employment.

18.	No Consequential or Special Damages. In no event shall either of the parties be liable to the other for consequential or special damages of any kind or nature.

19.	Dispute Resolution

(a)	Any dispute or disagreement arising out of or in connection with this Agreement, including without limitation its validity and interpretation, shall be negotiated in good faith by the parties upon either party submitting a written request to the other to negotiate. The request to negotiate may include a request for mediation in which event the parties will act in good faith to agree upon a single mediator and to mediate the dispute. If the dispute is not settled by negotiation or if no mediator is agreed upon within thirty (30) days of the request, or if a mediator is agreed upon and the dispute is not settled through mediation within ninety (60) days of the request, the dispute shall be submitted to arbitration, and shall be finally settled, in accordance with the Commercial Rules of the American Arbitration Association by a single arbitrator in Charlottesville, Virginia.

(b)	In arriving at his or her award the arbitrator shall make every effort to find a solution to the dispute in the provisions of this Agreement and shall give full effect to all parts hereof. However, if a solution cannot be found in the provisions of this Agreement, the arbitrator shall apply the local domestic law of the Commonwealth of Virginia; provided, however, that the arbitrator shall have no authority to modify any provisions of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virture of this Agreement. Both parties shall make disclosure of all materials relevant to the dispute at the request of the other, and any disputes over such disclosure shall be resolved by the arbitrator.

(c)	The award of the arbitrator shall be final and binding upon the parties. Judgment upon the award may be entered in any court having jurisdiction. An application may be made to any such court for a judicial acceptance of the award and an order for enforcement.

(d)	Each party shall be responsible for its own expenses relating to the conduct of any mediation or arbitration provided for hereunder (including reasonable attorney’s fees and expenses), and the parties shall share evenly the fees of any mediator, and of the American Arbitration Association and any arbitrator.

20.	Binding Effect. The obligations of the parties will be binding on and inure to the benefit of their respective heirs, successors, assigns, personal representatives and affiliates, including, without limitation, any Successors. Any Successor shall be deemed substituted for the Company under the terms of this Agreement.

21.	Integration. This Agreement and the Nondisclosure Agreement constitute the parties’ entire agreement with respect to the subject matter hereof and supersede all prior agreements and understandings between the parties with respect to the same. Subject to the provisions of Section 2 for automatic Term renewal, a waiver, discharge, amendment, modification or termination of this Agreement or any provision hereof will be valid and effective only if in writing and executed by both parties hereto. A written waiver of a right, remedy or obligation under a provision of this Agreement will not constitute a waiver of the provision itself, a waiver of any succeeding right, remedy or obligation under the provision, or a waiver of any other right, remedy, or obligation under this Agreement. Any delay or failure by a party in enforcing any obligation or in exercising any right or remedy will not operate as a waiver of it or affect that party’s right later to enforce the obligation or exercise the right or remedy, and a single or partial exercise of a right or remedy by a party does not preclude any further exercise of it or the exercise of any other right or remedy of that party.

22.	Severability. If any provision of this Agreement is held by a court or other tribunal of competent jurisdiction to be invalid, void or unenforceable in any respect or with respect to any matter, such provision in all other respects and with respect to all other matters, and the remaining provisions with respect to all matters, will nevertheless continue in full force and effect without being impaired or invalidated and will be enforceable to the full extent permitted by law.

23.	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Virginia as such laws are applied to agreements entered into and to be performed entirely within the Commonwealth of Virginia between Virginia residents.

24.	Construction. Unless the context of this Agreement otherwise requires, (a) words of any gender will be deemed to include each other gender; (b) the words “herein,” “hereof’ and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular article, section, paragraph, or other subdivision, (c) words using the singular or plural in number will also include the plural or singular in number, respectively; (d) the terms “Section” or “subsection” will refer to the specified Section or subsection of this Agreement; (e) the terms of any provision of the Code, or any other statute, regulation or form, or part thereof, will be deemed also to refer to successor provisions to such provisions; and (f) the headings of the sections of this Agreement are inserted for convenience only and will not be deemed to constitute part of this Agreement or to affect its construction.

25.	Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, and all of which shall be deemed a single agreement.

WITNESS the following duly authorized signatures:

ADial Pharmaceuticals, LLC		EXECUTIVE:

By:	/s/ Bankole A. Johnson	By:	/s/ William B. Stilley, III
	Bankole A. Johnson		William B. Stilley, III
Chairman

Employment Date Certification

I hereby certify that I reported for work with the Company on December 6, 2010 (the “Employment Date”) and that a copy of this certification has been provided to the Company.

By:	/s/ William B. Stilley, III
William B. Stilley, III

Exhibit A

Company’s Employee Nondisclosure and Assignment of Inventions Agreement

(Attached)

ADIAL PHARMACEUTIALS, L.L.C

CONFIDENTIALITY, NON-DISCLOSURE AND

OWNERSHIP OF EMPLOYEE DEVELOPMENTS AGREEMENT

As an employee of ADial Pharmaceutials, L.L.C. (“Employer”), I hereby agree to observe all the provisions of this Agreement, as well as all other rules and policies that the Employer may announce from time to time.

Section 1

AVOIDANCE OF CONFLICT OF INTEREST

1.1 While employed by Employer, I will not engage in any other business activity that conflicts with my duties to Employer. Under no circumstances will I work for any competitor or have any financial interest in any competitor of Employer; provided, however, that this Agreement does not prohibit investment of a reasonable part of my assets in the stock or securities of any competitor whose stock or securities are traded on a national exchange.

Section 2

OWNERSHIP OF EMPLOYEE DEVELOPMENTS

2.1 While employed by Employer, I will devote my inventive skills only to Employer, Employer shall be entitled to own and control all proprietary technology and all technological and business ideas and inventions, whether patentable or unpatentable, including, without limitation, discoveries, formulas, processes, machines, manufactures, compositions, compounds, accounting methods, business and financial plans and other financial, operating, and training ideas, methods, processes, and materials, including, without limitation, works of expression and all copyrights in such works (collectively “Ideas, Inventions and Works”), that are developed, created, or conceived by me during employment, to the extent that they relate to Employer's current or potential business. Accordingly, I will disclose, deliver, and assign, and hereby do assign, to Employer all such Ideas, Inventions and Works, and I agree to execute all documents, patent applications, and arrangements necessary to further document such ownership and/or assignment and to take whatever other steps may be needed to give Employer the full benefit of them. Without limitation to the foregoing, I specifically agree that all copyrightable Ideas, Inventions and Works (“Copyrightable Works”) generated or developed during my employment by me during employment, to the extent that they relate to Employer's current or potential business, including but not limited to computer programs and documentation, shall be considered works made for hire under the copyright laws of the United States and shall, upon creation, be owned exclusively by Employer. To the extent that any such Copyrightable Works, under applicable law, may not be considered works made for hire, I hereby assign to Employer the ownership of all copyrights in such Copyrightable Works, without the necessity of any further consideration, and Employer shall be entitled to register and hold in its own name all copyrights in respect of such Copyrightable Works.

Section 3

CONFIDENTIALITY; RETURN OF MATERIALS

3.1 I recognize that my position with Employer requires considerable responsibility and trust, and, in reliance on my loyalty, Employer may entrust me with highly sensitive confidential, restricted, and proprietary information involving trade secrets and confidential information.

3.2 For purposes of this Agreement, a “Trade Secret” is any scientific or technical information, design, process, procedure, formula, or improvement that is valuable and not generally known to competitors of Employer. “Confidential Inforzmation” is any data or information, other than Trade Secrets, that is material, competitively sensitive, and not generally known by the public, such as, by way of example only, Employer’s business plans, prospective and actual collaborators and product development plans.

3.3 I will not use or disclose any Trade Secrets of Employer during my employment and for so long afterwards as the pertinent information or data remain Trade Secrets, whether or not the Trade Secrets are in written or tangible form, except as required to perform my duties for Employer.

3.4 I will not use or disclose any Confidential Information of Employer during my employment and for so long afterwards as the pertinent information or data remain Confidential Information, but in no event for longer than three (3) years after termination of my employment, whether or not the Confidential Information is in written or tangible form, except as required to perform my duties for Employer.

3.5 Upon the request of Employer and, in any event, upon the termination of my employment, I will leave with Employer all materials of any nature whatsoever involving any Trade Secrets or Confidential Information of Employer, including, without limitation, all computer programs, documentation, memoranda, notes, records, drawings, manuals, or other documents pertaining to Employer's business or my employment (including all copies thereof).

Section 4

NO INTERFERENCE WITH PERSONNEL RELATIONS

4.1 During my employment with Employer and for a period of twelve (12) months afterwards, I will not knowingly solicit, entice, or persuade any other employees of Employer to leave the services of Employer for any reason.

Section 5

MISCELLANEOUS

5.1 This Agreement shall inure to the benefit of, and be binding upon, Employer and its subsidiaries and affiliates, together with their successors and assigns, and me, together with my executor, administrator, personal representative, heirs, and legatees.

5.2 This Agreement merges and supersedes all prior agreements, undertakings, covenants, or conditions, whether oral or written, express or implied, to the extent they contradict or conflict with the provisions hereof.

5.3 Although it is understood that my employment was and now is, and that my continued employment is and will be, contingent on the acceptance and observance of this Agreement, this Agreement shall not be construed to modify the terms of my employment or the status of my employment.

IN WITNESS WHEREOF, I have accepted and executed this Agreement as of the 3rd day of December 2010.

EMPLOYEE:	EMPLOYER:

/s/ William B. Stilley	ADIAL PHARMACEUTICALS, L.L.C.
Name: William B. Stilley
Social Security No. #####	By:	/s/ Bankole A. Johnson
Address: #####	Bankole A. Johnson
Charlottesville, VA 29911	Chairman